Exhibit 99.99

DEER Settles Securities Class Action

New York, August 12, 2013  (PR Newswire) - Deer Consumer Products, Inc. (website: http://www.deerinc.com/), a leading provider of "DEER" branded small household and kitchen products to Chinese consumers and a vertically integrated manufacturer of small household products for global customers, announced today that it has successfully settled the securities class action lawsuit Rose v. Deer Consumer Products, Inc. et al. (“Lawsuit”).   The United States District Court for the Central District of California granted final approval of a settlement on August 9, 2013, which represents about 4% of plaintiffs’ claimed damages.

The Lawsuit primarily relates to certain public statements concerning the Company’s financial condition in 2010 and 2009. The Company filed a motion to dismiss the lawsuit, which was pending before the Court at the time of the settlement of the Lawsuit.   The Company continues to deny the allegations in the Lawsuit and settled the matter to spare itself further litigation expense.

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. is a U.S. company with its primary operations in China. Deer has an 20-year operating business and a strong balance sheet. Operated by Deer's founders and supported by more than 100 patents, trademarks, and copyrights, Deer is a provider of "DEER" branded consumer products to Chinese consumers and a vertically integrated manufacturer of small home and kitchen appliances. Deer’s products are produced in-house at company facilities and by third party OEM manufacturers under the “DEER” brand. Deer's product lines include small household and kitchen appliances as well as personal care products designed to make modern lifestyles easier and healthier.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Corporate Contact: Ms. Helen Wang, President Deer Consumer Products, Inc. Tel: 011-86-755-86028300 Email: investors@deerinc.com